ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration No. 333-132747 Dated March 12, 2008
Performance Securities with Partial Protection

UBS AG $• Securities Linked to a Corn, Sugar and Soybean Basket (USD)
due on •

Investment Description

The Performance Securities with Partial Protection are securities issued by UBS AG (“UBS”) linked to the performance of a Corn, Sugar, and Soybean Basket (the ‘‘Securities’’) in which the Basket Commodities are weighted ⅓ each. The Securities provide enhanced exposure to potential price appreciation in the Underlying Basket as well as principal protection at maturity of 15%. At maturity, if the Basket Return is positive, you will receive your principal, plus an additional payment equal to your principal amount multiplied by the Participation Rate (defined below) and the Basket Return. If the Basket Return is between 0% and -15%, you will receive your principal and no return on your investment. If the Basket Return is below -15%, you will lose 1% (or a fraction thereof) of your principal for every 1% (or fraction thereof) that the Basket Return is below -15%. Accordingly, if the Basket Return declines by more than 15% over the term of the Securities, you may lose up to 85% of your principal. The Securities do not bear interest. Partial principal protection only if held to maturity.

Features	Key Dates[1]

☐  Growth Potential – The Securities provide the opportunity to receive enhanced returns by multiplying a positive Basket Return by a participation rate. The return on the Securities is not subject to any cap. There can be no assurance of a positive Basket Return.

☐  Partial Protection of Capital – At maturity, you will receive a cash payment equal to at least 15% of your invested principal.

☐  Diversification – The Securities provide you the ability to diversify your portfolio and may help reduce portfolio risk through exposure to commodities.

	Trade Date Settlement Date Final Valuation Date	March 26, 2008 March 31, 2008 Five business days prior to the Maturity Date (to be determined on the Trade Date)
	Maturity Date	A date between September 30, 2011 and March 30, 2012 (to be determined on the Trade Date)

[1] Expected. In the event we make any change to the expected Trade Date and Settlement Date, the Valuation Date and Maturity Date will be changed so that the stated term of the Securities remains the same.

Security Offering

We are offering Performance Securities with Partial Principal Protection linked to a Corn, Sugar and Soybean Basket (USD).
The return on the Securities is not subject to any cap. The Securities are offered for a minimum investment of $1,000.

Securities	Participation Rate	CUSIP	ISIN
Performance Securities with Partial Protection	110%	902644236	US9026442361
Linked to a Corn, Sugar and Soybean Basket (USD)
See “Indicative Terms” on page 3. The Securities we are offering will have the terms set forth in the accompanying preliminary prospectus supplement and this Free Writing Prospectus. See “Key Risks” beginning on page 7 and the more detailed “Risk Factors” beginning on page S-10 of the preliminary prospectus supplement relating to the Securities for risks related to an investment in the Securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this free writing prospectus, or the accompanying preliminary prospectus supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities of UBS AG and are not FDIC insured.

	Price to Public	Underwriting Discount	Proceeds to UBS AG
Per Note	$10.00	$0.25	$9.75
Total

UBS Financial Services Inc.	UBS Investment Bank

Additional Information About UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a preliminary prospectus supplement for the Securities) with the Securities and Exchange Commission, or SEC, for the offerings to which this free writing prospectus relates. Before you invest, you should read these documents and any other documents relating to the Securities that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC web site at www.sec.gov. Our Central Index Key, or CIK, on the SEC Web site is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 800-657-9836.

You may access these documents on the SEC web site at www.sec.gov as follows:
♦	Preliminary prospectus supplement dated March 12, 2008:
http://www.sec.gov/Archives/edgar/data/1114446/000093041308001634/c52604_424b2.htm
♦	Prospectus dated March 27, 2006:
http://www.sec.gov/Archives/edgar/data/1114446/000095012306003728/y17280ae424b2.htm

References to ‘‘UBS,’’ ‘‘we,’’ ‘‘our’’ and ‘‘us’’ refer only to UBS AG and not to its consolidated subsidiaries. In this document, the ‘‘Securities’’ refers to the Performance Securities with Partial Protection linked to a Corn, Sugar and Soybean Basket (USD) that are offered hereby. Also, references to the ‘‘preliminary prospectus supplement’’ mean the UBS preliminary prospectus supplement, dated March 12, 2008 and references to ‘‘accompanying prospectus’’ mean the UBS prospectus, dated March 27, 2006.

Investor Suitability
The Securities may be suitable for you if, among other considerations:
♦    You are willing to accept the risk of fluctuations in commodities prices in general and exchange traded futures contracts on physical commodities in particular.
♦    You seek an Investment with a return linked to the performance of a basket comprised of futures contracts on Corn, Sugar and Soybeans.
♦    You seek an investment that offers partial principal protection when the Securities are held to maturity.
♦    You believe that, in the aggregate, the price appreciation of Corn, Sugar and Soybeans Futures will result in a return on your investment in excess of what you could earn in a conventional debt instrument of comparable credit rating and maturity.
♦    You are willing to hold the Securities to maturity and are aware  that there may be little or no secondary market for the Securities.
♦    You do not seek current income from this investment.

The Securities may not be suitable for you if, among other considerations:
♦    You are not willing to be exposed to fluctuations in commodities prices in general and exchange-traded futures contracts on physical commodities in particular.
♦    You are unable or unwilling to hold the Securities to maturity.
♦    You seek an investment that is 100% principal protected.
♦    You prefer the lower risk, and therefore, are willing to accept the potentially lower returns of, fixed income investments with comparable maturities and credit ratings.
♦    You seek current income from your investment.
♦    You seek an investment for which there will be an active secondary market.
♦    You will create an over-concentrated position in any particular commodity sector of your portfolio by owning the Securities.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 7 and more detailed “Risk Factors” beginning on page S-10 of the preliminary prospectus supplement relating to the Securities for risks related to an investment in the Securities.

Indicative Terms

Issuer	UBS AG, Jersey Branch	Corn Initial Price
The Corn Price on the Trade Date.
Corn Price on any date means the official settlement price per bushel of the first nearby month futures contract for #2 Yellow Corn, stated in U.S. cents, as made public by the CME Group and displayed on Bloomberg Screen C 1 <CMDTY>; provided, that if a date falls within the notice period for delivery of Corn under such futures contract or on the last trading day of such futures contract (all pursuant to the rules of the CME Group), then with respect to that date it shall mean the second nearby month futures contract for #2 Yellow Corn, stated in U.S. cents, as made public by the CME Group and displayed on Bloomberg Screen C 2 <CMDTY>.

Principal Amount per Security	$10 per Security
Minimum	$1,000 (100 Securities)
Investment
Term	3 years 6 months to approximately 4 years (to be determined on the Trade Date)
Basket Commodities	Corn, Sugar and Soybean Futures.	Sugar Initial Price
The Sugar Price on the Trade Date.
Sugar Price on any date means the official settlement price per pound of the first nearby month futures contract for #11 World Sugar stated in U.S. cents, as made public by the Intercontinental Exchange and displayed on Bloomberg Screen SB1 <CMDTY>; provided, that if a date falls within 14 calendar days of the last trading day under such futures contract (pursuant to the rules of the Intercontinental Exchange), then with respect to that date it shall mean the second nearby month futures contract for #11 World Sugar, stated in U.S. cents, as made public by the Intercontinental Exchange and displayed on Bloomberg Screen SB2 <CMDTY>.

Basket Commodities Weighting	For each Basket Commodity as set forth below: Corn Futures ⅓ Sugar Futures ⅓ Soybean Futures ⅓	Soybean Initial Price

The Soybean Price on the Trade Date.
Soybean Price on any date means the official settlement price per bushel of the first nearby month futures contract for deliverable grade soybeans, stated in U.S. cents, as made public by the CME Group and displayed on Bloomberg Screen S 1 <CMDTY>; provided, that if a date falls within the notice period for delivery of soybeans under such futures contract or on the last trading day of such futures contract (all pursuant to the rules of the CME Group), then with respect to that date it shall mean the second nearby month futures contract for deliverable grade soybeans stated in U.S. cents, as made public by the CME Group and displayed on Bloomberg Screen S 2 <CMDTY>.

		Corn Final Price	The Corn Price on the Final Valuation Date

		Sugar Final Price	The Sugar Price on the Final Valuation Date.
Participation Rate	110%	Soybean Final Price	The Soybean Price on the Final Valuation Date.
Protection Percentage	15%
Payment at Maturity	At maturity, you will receive a cash payment that is based on the Basket Return:
If the Basket Return is positive, you will receive 100% of your principal plus additional payment equal to your principal x the Basket Return x the Participation Rate.

If the Basket Return is between 0% and -15%, you will receive 100% of your principal and no investment return.
If the Basket Return is less than -15%, you will lose 1% (or a fraction thereof) of your principal for each 1% (or a fraction thereof) that the Basket Return is below -15%.
Accordingly, if the Basket Return has declined by more than 15% over the term of theSecurities, you may lose up to 85% of your principal.
Basket Return	A percentage equal to:
Basket Ending Level – Basket Starting Level
Basket Starting Level
Basket Starting Level	Set equal to 100 on the Trade Date
Basket Ending Level	The Basket closing level on the Valuation Date, equal to 100 x (1 + (⅓ x Corn Performance + ⅓ x Sugar Performance + ⅓ x Soybean Performance))
Corn, Sugar and Soybean	For Corn: Corn Final Price – Corn Initial Price
Performance	Corn Initial Price
For Sugar:
Sugar Final Price – Sugar Initial Price
Sugar Initial Price
For Soybean:
Soybean Final Price - Soybean Initial Price
Soybean Initial Price

Determining Payment at Maturity

If the Basket Return is less than -15%, you will lose 1% (or a fraction thereof) of the principal amount of your Securities for every 1% (or a fraction thereof) that the Basket Return is below -15%. Accordingly for each $10.00 invested your payment at maturity will be calculated as follows:

$10 + [$10 x (Basket Return + the Protection Percentage)]

As such, you could lose up to 85% of your principal depending on how much the basket declines.

Scenario Analysis and Examples at Maturity

The following examples for the Securities show Scenarios for the Payment at Maturity of the Securities, at a Participation Rate of 110% and a Partial Principal Protection of 15%.

Hypothetical Examples:

The following additional payment examples for the Securities show scenarios for the Payment at Maturity of the Securities, illustrating positive and negative Basket Ending Levels. The following examples are based on the following assumptions:

Principal Amount:	$10.00	Basket Starting level:	100
Participation Rate:	110%	Corn Initial Price:	555.5
Protection Percentage:	15%	Soybean Initial Price:	1388
Investment Term:	3 years 6 months	Sugar Initial Price:	13.04
	to approximately
	4 years (to be determined
	on the Trade Date)

The hypothetical Initial Spot Price and Final Spot Price values for the Basket Commodities have been chosen arbitrarily for the purpose of these examples and should not be taken as indicative of the future performance of the Corn, Sugar and Soybean Basket.

Example 1: The level of the Basket increases from a Basket Starting Level of 100 to a Basket Ending Level of 110. Because the Basket Ending Level is 110 and the Basket Starting Level is 100, the Basket Return is positive and calculated as follows:

(110 – 100)/100 = 10%

Because the Basket Return is equal to 10%, the payment at maturity is equal to $11.10 per $10.00 principal amount of security calculated as follows:

$10 + ($10 x 10% x 110%) = $11.10

Example 2: The level of the Basket decreases from a Basket Starting Level of 100 to a Basket Ending Level of 90. Because the Basket Ending Level is 90 and the Basket Starting Level is 100, the Basket Return is negative and calculated as follows:

(90 – 100)/100 = -10%

Because the Basket Return is equal to-10%, which is within the Protection Percentage range of 0% and -15%, the payment at maturity is equal to $10.00 per $10.00 principal amount of securities (a zero return).

Example 3: The level of the Basket decreases from a Basket Starting Level of 100 to a Basket Ending Level of 70. Because the Basket Ending Level is 70 and the Basket Starting Level is 100, the Basket Return is negative and calculated as follows:

(70 – 100)/100 = -30%

Because the Basket Return is equal to -30%, which exceeds the Protection Percentage range of 0% to -15%, the payment at maturity is equal to $8.50 per $10.00 principal amount of note calculated as follows:

$10 + [$10 x (-30% + 15%)] = $8.50

Example 4: The level of the Basket decreases from a Basket Starting Level of 100 to a Basket Ending Level of 10. Because the Basket Ending Level is 10 and the Basket Starting Level is 100, the Basket Return is negative and calculated as follows:

(10 – 100)/100 = -90%

Because the Basket Return is equal to -90%, which is outside the Protection Percentage range of 0% to -15%, the payment at maturity is equal to $2.50 per $10.00 principal amount of security calculated as follows:

$10 + [$10 x (-90% + 15%)] = $2.50

Accordingly, if the Basket declines by more than -15% over the term of the Securities, you will lose up to 85% of your principal.

*For an initial investment of $1,000 your Payment at Maturity, per security, should be multiplied by 100.

Hypothetical Historical Performance

The following chart shows the hypothetical values of the Basket in the period from March 24, 1997 through March 10, 2008.

Historical performance is not indicative of future performance. There can be no assurance that the performance of the individual Basket Commodities in the 1997-2008 periods to date will be repeated in whole or in part.

Key Risks

♦
Market risk—The return on the securities, which may be positive of negative, is linked to the performance of the Basket Commodities, and will depend on whether, and the extend to which, the Basket Return is positive or negative.

♦
The Securities are not fully principal protected and you may lose up to 85% of your initial investment—The Securities are not fully principal protected. The Securities differ from ordinary debt securities in that we will not pay you 100% of your principal amount if the Basket Return is below -15%. In that event, you will lose 1% (or a fraction thereof) of your principal amount for each percentage point (or fraction thereof) that the Basket Return is below -15%. For example, a Basket Return of -25.50 would result in a 10.5% loss of principal at maturity. Accordingly, you may lose up to 85% of your initial investment in the Securities.

♦	No interest payments or income from the Securities—You will not receive interest payments on the Securities over the term of the Securities.

♦
The Basket is composed of the three Basket Commodities; any positive return in one Basket Commodity may be offset by a negative return in the other Basket Commodity—The Securities are linked to the performance of a Basket, ⅓ of which is composed of futures contracts on corn, ⅓ of which is composed of futures contracts on sugar and ⅓ of which is composed of futures contracts on soybeans. The performance of the Basket will be based on the aggregate appreciation or depreciation of the levels of the Basket Commodities on the final valuation date relative to the trade date, weighted according to their composition in the Basket. A positive return in one Basket Commodity may be offset by a negative return in another Basket Commodity, resulting in a negative Basket Return.

♦
The amount you receive at maturity may result in a yield that is less than the yield on a standard debt security of comparable maturity—The amount you receive at maturity may result in a yield that is less than the return you could earn on other investments. For example, your yield may be lower than the yield you would earn if you bought a standard United States dollar-denominated senior non-callable debt security of UBS with the same stated maturity date.

♦
There may be little or no secondary market for the Securities—The Securities will not be listed or displayed on any Securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Securities, although they are not required to do so and may stop making a market at any time. If you sell your Securities prior to maturity, you may have to sell them at a substantial loss.

♦
Partial principal protection only applies if you hold the Securities to maturity—You should be willing to hold your Securities to maturity. If you sell your Securities in the secondary market prior to maturity, you may have to sell them at a significant discount and you will not benefit from the principal protection of 15% of the principal amount of your Securities.

♦
Credit of UBS—An investment in the Securities is subject to the creditworthiness of UBS as issuer of the Securities, and the actual and perceived creditworthiness of UBS may affect the market value of the Securities.

♦	Owning the Securities is not the same as owning the Basket Commodities—The return on your Securities may not reflect the return you would realize if you actually owned the Basket Commodities.

♦
Impact of fees on secondary market prices—Generally, the price of the Securities in the secondary market is likely to be lower than the initial offering price since the issue price included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Securities.

♦
The market value of the Securities may be influenced by unpredictable factors—The market value of your Securities may fluctuate between the date you purchase them and the final valuation date when the calculation agent will determine your payment at maturity. Several factors, many of which are beyond our control, will influence the market value of the Securities. We expect that, generally, the level of the Basket Commodities on any day will affect the market value of the Securities more than any other single factor. Other factors that may influence the market value of the Securities include:

♦	the volatility of each Basket Commodity (i.e., the frequency and magnitude of changes in the level of each Basket commodity);
♦	the market prices of the Basket Commodities;
♦	the forward prices of the Basket Commodities may be lower than spot prices, which imply a decline in spot prices over time;
♦	interest rates in the U.S. market and in each market related to the Basket Commodities;
♦	the time remaining to the maturity of the Securities;
♦	supply and demand for the Securities, including inventory positions with UBS Securities LLC or any other market maker;
♦	economic, financial, political, regulatory, judicial or other events that affect the level of the Basket or the market price of the Basket Commodities or that affect commodities markets generally; and
♦	the creditworthiness of UBS.

The price of corn is primarily affected by the global demand for, and supply of, corn. The demand for corn is in part linked to the development of industrial and energy uses for corn. This includes the use of corn in the production of ethanol. The demand for corn is also affected by the profitability of the pork and poultry sectors, which use corn for feed.

Troubles in those industries will lessen the demand for corn. For example, if avian flu were to have a negative effect on world poultry markets, the demand for corn might decrease. The supply of corn is dependent on many factors including weather patterns, government regulation, the price of fuel and fertilizers and the current and previous price of corn. The United States is the world’s largest supplier of corn, followed by China and Brazil. The supply of corn is particularly sensitive to weather patterns in the United States and China.

Global prices for sugar are primarily affected by the global demand for, and supply of, sugar, but are also significantly influenced by governmental policy and international trade agreements, by speculative actions, by currency exchange rates and by current and previous price levels of sugar and ethanol.

Sugar is used primarily as a human food sweetener and is also used in the production of fuel ethanol. As a result, global demand for sugar is influenced by the level of human consumption of sweetened food-stuffs and beverages and, to a lesser extent, by the level of demand for sugar-based fuel ethanol. The demand for sugar in developing countries, particularly in the Far East and Latin America, has increased over the last few years.

The world export supply of sugar is dominated by the Brazil, European Union, Guatemala, Cuba, Thailand and Australia, while other countries, including India, the United States, Canada and Russia produce significant amounts of sugar for domestic consumption. Brazil and the United States are the world’s largest producers and consumers of ethanol. Governmental programs and policies regarding agriculture and energy, specifically, and trade, fiscal and monetary issues, more generally, in these countries and at a multinational level could affect the supply and price of sugar. Extrinsic factors also affect sugar prices such as weather, disease and natural disasters. For example, in recent years, the supply of sugar has been disrupted by major hurricanes, such as Katrina and Rita. It is not possible to predict the aggregate effect of all or any combination of these factors.

The price of soybeans is primarily affected by the global demand for and supply of soybeans, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. In addition, prices for soybeans are affected by governmental programs and policies regarding agriculture, including soybeans, specifically, and trade, fiscal and monetary issues, more generally. Extrinsic factors also affect soybean prices such as weather, crop yields, natural disasters, technological developments, wars and political and civil upheavals. Soy biodiesel, animal agriculture, edible soybean oil and new industrial uses are examples of major areas that may impact worldwide soybean demand. The United States, Argentina and Brazil are the three biggest suppliers of soybean crops.

♦
The Securities will not be regulated by the Commodity Futures Trading Commission—Because the Securities do not constitute interests in a commodity pool, the Securities are not regulated as a commodity pool and UBS Securities LLC is not required to be registered with and regulated by the Commodity Futures Trading Commission (“CFTC”) as a “commodity pool operator”. You will not benefit from the CFTC’s or any non-U.S. regulatory authority’s regulatory protections afforded to persons who trade in commodities or who invest in regulated commodity pools. The Securities do not constitute investments by you in futures contracts traded on regulated future exchanges. Accordingly, you will not benefit from the CFTC’s or any other regulatory authority’s regulatory protections afforded to persons who trade in futures contracts on a regulated futures exchange.

♦
Suspension or disruption of market trading in the Commodity and related future markets may adversely affect the value of your Securities—The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of contracts and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, no trades may be made at above or below such limit, as applicable. Limit prices will have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the level of the Basket commodities and, therefore, the value of your Securities.

♦
The inclusion of commissions, compensation and projected profits from hedging in the original issue price is likely to adversely affect secondary market prices—Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates are willing to purchase the notes in secondary market transactions will likely be lower than the initial public offering price, since the initial public offering price included, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to the notes, as well as the projected profit included in the cost of hedging our obligations under the notes. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

♦
Historical performance of the Basket Commodities should not be taken as an indication of the future performance of the Basket Commodities during the term of the Securities—The historical performance of each Basket Commodity should not be taken as an indication of the future performance of each Basket Commodity. It is impossible to predict whether the level of any Basket Commodity will rise or fall. Trading prices of the Basket Commodities will be influenced by complex and interrelated political, economic, financial and other factors that can affect the market prices of the Basket Commodities discussed above.

♦
Trading and other transactions by UBS or its affiliates in Basket Commodities, futures, options, exchange-traded funds or other derivative products on Basket Commodities, may impair the market value of the Securities—UBS or its affiliates may hedge their obligations under the Securities by purchasing Basket Commodities, futures or options on Basket Commodities, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of Basket Commodities, and they may adjust these hedges by, among other things, purchasing or selling Basket Commodities, futures, options, or exchange-traded funds or other derivative instruments at any time. Although they are not expected to, any of these hedging activities may adversely affect the market price of Basket Commodities, therefore, the market value of the Securities. It is possible that UBS or its affiliates could receive substantial returns from these hedging activities while the market value of the Securities declines.

♦
UBS or its affiliates may also engage in trading in Basket Commodities and other investments relating to Basket Commodities on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the market price of Basket Commodities and, therefore, the market value of the Securities. UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of Basket Commodities. By introducing competing products into the marketplace in this manner, UBS or its affiliates could adversely affect the market value of the Securities.

♦
Potential of UBS transactions to impact on price—Trading or transactions by UBS or its affiliates in a Basket Commodities and/or over the-counter options, futures or other instruments with returns linked to the performance of a Basket Commodities may adversely affect the market price of the Basket Commodities and, therefore, the market value of the Securities.

♦
Potential conflicts of interest exist—UBS and its affiliates may engage in trading activities related to the Basket Commodities, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. In addition, the calculation agent, UBS Securities LLC, is an affiliate of UBS and will, among other things, decide the amount of return paid out to you on the Securities at maturity. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the Basket Commodities has occur or is continuing to on the day when the calculation agent will determine the Basket Ending Level. This determination may, in turn, depend on the calculation agent’s judgment whether the event has materially interfered with our ability to unwind our hedge positions. Since these determinations by the calculation agent may affect the market value of the Securities, the calculation agent may have a conflict of interest if it needs to make any such decision.

♦
Potentially inconsistent research, opinions or recommendation by UBS—We and our affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities. Any such research, opinions or recommendations could affect the level of the underlying assets to which the Securities are linked or the market value of the Securities.

♦
UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities—UBS and its affiliates may have published research or other opinions that calls into question the investment view implicit in the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying assets to which the Securities are linked.

♦
There are potential conflicts of interest between you and the calculation agent—UBS’s affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, decide the amount paid out to you on the Securities at maturity. For a fuller description of the calculation agent’s role, see “Specific Terms of the Securities—Role of Calculation Agent” on page S-24 of the preliminary prospectus supplement. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the Basket Commodities has occurred or is continuing on a day when the calculation agent will determine the Basket Ending Level for a particular Basket Commodity. This determination may, in turn, depend on the calculation agent’s judgment whether the event has materially interfered with our ability to unwind our hedge positions. Since these determinations by the calculation agent may affect the market value of the Securities, the calculation agent may have a conflict of interest if it needs to make any such decision.

♦	The calculation agent can postpone the calculation of the Basket Ending Level for the Basket or the maturity date if a market disruption event occurs on the final valuation date.

♦
Significant aspects of the tax treatment of the Securities are uncertain—Significant aspects of the tax treatment of the Securities are uncertain. We do not plan to request a ruling from the Internal Revenue Service regarding the tax treatment of the Securities, and the Internal Revenue Service or a court may not agree with the tax treatment described in this free writing prospectus. Please read carefully the section entitled “What are the tax consequences of the Securities?” in the summary section of page S-4 of the preliminary prospectus supplement, “Supplemental U.S. Tax Considerations” beginning on page S-27 of the preliminary prospectus supplement, and the section “U.S. Tax Considerations” in the accompanying prospectus. You should consult your tax advisor about your own tax situation.

Investors are urged to review ‘‘Risk Factors’’ in the preliminary prospectus supplement related to this offering for a more detailed description of the risks related to an investment in the Securities.

What are the tax consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in ‘‘Supplemental U.S. Tax Considerations’’ on page S-27 of the prospectus supplement and discuss the tax consequences of your particular situation with your tax advisor.

Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize the Securities as a pre-paid forward contract with respect to the Index. If your Securities are so treated, you should generally recognize capital gain or loss upon the maturity of your Securities (or upon your sale or other disposition of your Securities prior to maturity) equal to the difference between the amount realized and the amount you paid for your Securities. Such gain or loss should generally be longterm capital gain or loss if you held your Securities for more than one year.

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat the Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that the Securities could alternatively be treated for tax purposes in the manner described under ‘‘Supplemental U.S. Tax Considerations— Alternative Treatments’’ on page S-28 of the preliminary prospectus supplement.

The Internal Revenue Service has recently released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” on page S-27 of the preliminary prospectus supplement unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

In addition, a member of the House of Representatives has recently introduced a bill that, if enacted, would require holders of Securities purchased after the bill is enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether this bill or a similar bill will be enacted in the future and whether any such bill would affect the tax treatment of your Securities.

Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Financial Reporting Standards and translated into U.S. dollars.

As of September 30, 2007 (unaudited)	CHF	USD
(in millions)
Debt
Debt issued(1)	422,254	362,705
Total Debt	422,254	362,705
Minority Interest(2)	6,160	5,291
Shareholders’ Equity	48,229	41,427
Total capitalization	470,643	409,424

(1)	Includes Money Market Paper and Medium Term Securities as per Balance Sheet position.
(2)	Includes Trust preferred securities.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.85897 (the exchange rate in effect as of September 30, 2007).

The returns on UBS structured products are linked to the performance of the relevant underlying asset or index. Investing in a structured product is not equivalent to investing directly in the underlying asset or index. Before investing, investors should carefully read the detailed explanation of risks, together with other information in the relevant offering materials discussed below, including but not limited to information concerning the tax treatment of the investment. UBS AG has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents UBS AG has filed with the SEC for more complete information about UBS AG and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov or by calling toll-free 1-800-657-9836.